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                                                                      EXHIBIT 99


N E W S   R E L E A S E                             Contact:  Charles H. Knittle

                                       Vice President - Governmental Affairs and
                                                        Corporate Communications

                                                             Phone: 312-467-2025

                                                              Fax:  312-467-3975

           Court Approves Wards Emergence From Chapter 11 Protection

                     Joint Plan of Reorganization Confirmed


For Immediate Release
CHICAGO, Ill., July 15, 1999 - Montgomery Ward & Co. announced today that the Joint Plan of Reorganization for Wards has been confirmed and approved by the United States Bankruptcy Court in Delaware. GE Capital, Wards' majority shareholder was a co-proponent of the Plan along with the Company. The joint plan, which has been found by the Court to be in the best interest of creditors, will be effective within the next few weeks.

  Under the terms of the Plan, funding for the distribution to unsecured creditors other than GE Capital is provided through a $650 million escrow deposit account established upon the Company's filing of the plan on April 30, 1999. When Wards emerges from bankruptcy, the escrow deposit including interest earned will be distributed to unsecured creditors as specified by the Plan.

  "Today is a historic day for Wards and a strong validation of our reorganization efforts, the commitment of our associates, the support of our vendors and the loyalty of our customers," said Roger Goddu, Chairman and CEO of Wards. "Through the course of its restructuring, Wards has made important progress both financially and operationally. We are particularly pleased by the success of Wards prototype stores and are in the process of converting 40 additional stores to the new prototype this year.

  "The Company's first prototypes have reflected sales increases of approximately 40 percentage points above the combined performance of the rest of the chain since their opening in September 1998. Total company sales and margins continue to track upward and we expect even greater improvement as the additional prototypes come on line. Wards intends to remodel approximately half the chain in the next two years."

  Wards is one of the largest privately held retailers in the United States and operates 252 full-line stores in 32 states.